Exhibit 10.4

February 20, 2019

VIA OVER NIGHT MAIL

Marilyn J. Wasser
24-3 Douglass Ave
Bernardsville, NJ 07924

Dear Ms. Wasser:

We are pleased to confirm your continued employment with Realogy Holdings Corp. (the “Company”) as Executive Vice President and General Counsel of Realogy Holdings Corp., reporting to Ryan Schneider, Chief Executive Officer and President, Realogy Holdings Corp. Your base salary during the term of your employment shall be $500,000 per annum, or such increased amount as the Compensation Committee of the Board of Directors of Realogy Holdings Corp. may from time to time determine. Your base salary shall be payable in accordance with the Company’s customary practices applicable to its executives, but no less frequently than monthly.

Your position will be a Realogy Level 1 and is considered a participant on the Executive Committee of Realogy Holdings Corp. This position is an executive officer of the Company. You shall be assigned with the duties and responsibilities of Executive Vice President and General Counsel or as may reasonably be assigned to you from time to time by the Chief Executive Officer of the Company. You shall perform such duties, undertake the responsibilities, and exercise the authorities customarily performed, undertaken and exercised by persons situated in a similar executive capacity at a similar company. If, at any time, you are elected as a director of the Company or as a director or officer of any of the Company’s affiliates, you will fulfill your duties as such director or officer without additional compensation.

You shall devote your full-time business attention to the business and affairs of the Company and its affiliates and shall use your best efforts to faithfully and diligently serve the business and affairs of the Company and its affiliates. Notwithstanding the foregoing, you may, subject to the Company’s policy as in effect from time to time, (i) serve on civic, charitable or non-profit boards or committees, (ii) serve on for-profit boards or committees, subject to the approval of the Compensation Committee or with respect to service on public boards, the Board, which approval shall not be unreasonably withheld or delayed, and (iii) manage personal and family investments and affairs, participate in industry organizations and deliver lectures at educational institutions, in each case so long as such service and activity does not interfere, individually or in the aggregate, with the performance of your responsibilities hereunder and subject to the code of conduct and other applicable policies of the Company and its affiliates as in effect from time to time.

You shall also be subject to and shall abide by each of the personnel and compliance policies of the Company and its affiliates applicable and communicated in writing to senior executives. By executing this agreement you acknowledge and agree that (i) you are subject to the terms and conditions of the Company’s Clawback Policy as in effect from time to time, (ii) such Clawback Policy, in each case, shall apply to, among other things, all currently outstanding vested and unvested awards and all awards that have been previously exercised or paid, including any proceeds, gains or other economic benefit in respect of the award and (iii) to the extent permitted by applicable law and notwithstanding the terms and conditions of the Clawback Policy as in effect from time to time, such Clawback Policy shall apply in the event you breach the Realogy Holding Corp. Executive Restrictive Covenant Agreement.

For each fiscal year of the Company ending during the term of your employment, you shall be eligible to receive annual cash incentive compensation subject to and in accordance with the terms of the applicable annual cash bonus plan as in effect from time to time, as approved by the Realogy Holdings Corp. Compensation Committee, which may include

Marilyn Wasser

February 20, 2019

payments based upon Company performance measures and/or your relative individual performance. Such annual cash bonus shall be paid in no event later than March 15th of the taxable year following the end of the taxable year to which the performance targets relate, provided that you are employed by the Company or one of its affiliates through the date specified in the annual cash bonus plan and any performance targets established by the Committee for the applicable fiscal year have been achieved.

In addition, you may be eligible for long-term incentive compensation awards as determined by the Realogy Holdings Corp. Compensation Committee in its sole discretion and in accordance with Company’s equity grant practices for similarly situated employees at the time of grant, which may be comprised of various equity vehicles including but not limited to stock options, performance shares units, and restricted stock units. Your acceptance of any Realogy Holdings Corp. equity grants is subject to your agreement to be bound by certain restrictive covenants that will be set forth in the equity grant.

During the term of your employment, you shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company or its affiliates and made available to employees of the Company generally, including, without limitation, all retirement, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit, and vacation/paid time-off plans and policies, to the extent you are eligible under the terms of such plans. Your participation in such plans, practices and programs shall commensurate with your position at the Company. You shall also be entitled to participate in a death and dismemberment benefit plan that shall provide death and dismemberment insurance in the amount of two and a half times your base salary at the time of death or dismemberment up to $2 million, subject to your eligibility of insurability. For the avoidance of doubt, you shall not be entitled to any excise tax gross-up under Section 280G or 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision) or any other tax gross-up.

You will also be eligible to receive executive level severance benefits which are set forth in the Realogy Holdings Corp. Severance Pay Plan for Executives and executive level change in control benefits under the Realogy Holdings Corp. Change in Control Plan for Executives.

The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to you hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.

By accepting this position, you are representing that: (i) your assumption and performance of the duties with the Company or its affiliates contemplated by this offer letter and accompanying Executive Restrictive Covenant Agreement will not violate or conflict with any agreement, instrument, statute, rule or regulation, or any decree, judgment or order of any court or other governmental authority by which you are bound, and (ii) you are not a party to or bound by any agreement or instrument which would prevent you from performing in any way your duties contemplated by this offer letter, including without limitation any employment agreement, covenant not to compete, covenant not to solicit or hire, separation agreement or confidentiality agreement with any person or entity.  You also agree that you shall not, during your employment with the Company, improperly use or disclose to the Company or its affiliates or any of the employees or agents (including sales associates) of the Company or its affiliates any proprietary information or trade secret belonging to any former employer of yours or any other person or entity to which you owe a duty of non-disclosure.

Upon submission of proper invoices in accordance with the Company’s normal procedures, you shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses incurred by you in connection with the performance of Executive’s duties hereunder that have been incurred in accordance with the Company’s business expense and travel and entertainment policies in effect from time to time. Such reimbursement shall be made as soon as practicable and in no event later than the end of the calendar year following the calendar year in which the expenses were incurred.

Per the Company’s standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with the Company is at will, and either you or the Company may terminate employment at any time, for any reason, with or without cause or notice.

Marilyn Wasser

February 20, 2019

Upon a termination of employment for any reason, you shall resign each position (if any) that you then hold as an officer or director of the Company and any of its affiliates, as well as any positions you hold as a trustee or fiduciary of any employee benefit plan maintained by the Company. Your execution of this agreement shall be deemed the grant by you to the officers of the Company of a limited power of attorney to sign in your name and on your behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

Any controversy, dispute or claim arising out of or relating to this letter, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in New York City, in the Borough of Manhattan (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. Each party shall bear its or her costs and expenses in any such arbitration, including, but not limited to, attorneys’ fees; provided, however, if you prevail on substantially all material claims, the Company shall reimburse you for your reasonable attorneys’ fees and costs. It is part of the essence of this letter that any claims hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as necessary and appropriate for the preparation and conduct of the arbitration proceedings, or as may be required by any legal process, or as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.

You will be subject to the Realogy Holding Corp. Executive Restrictive Covenant Agreement, which is enclosed with this letter and must be signed and returned by you before any employment relationship will be effective. In addition, you remain subject to your Director and Officer Indemnification Agreement.

Upon your acceptance, this letter will contain the entire agreement and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, term sheets, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written). The terms of your employment may in the future be amended, but only by writing and which is signed by both you and, on behalf of the Company, by a duly authorized executive officer. In making this offer, we are relying on the information you have provided us about your background and experience, including any information provided us in any employment application that you may have submitted to us. The language in this agreement will be construed as to its fair meaning and not strictly for or against either of us. If any provision of this agreement is held invalid, in whole or in part, such invalidity will not affect the remainder of such provision or the remaining provisions of this agreement. This agreement is governed by Delaware law (without regard to conflicts of law principles) and the Federal Arbitration Act (“FAA”), but in case of a conflict the FAA controls.

Marilyn Wasser

February 20, 2019

Should you have any questions or concerns regarding your employment with Realogy, please feel free to contact me at (973) 407-5809.

Regards,

/s/ Sunita Holzer

Sunita Holzer
Chief Human Resources Officer
Realogy Holdings Corp.

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I agree that I have been given a reasonable opportunity to read this letter carefully. I have not been promised anything that is not described in this letter. The Company encourages me to discuss the letter with my legal advisor. I have read this letter, understand it, and I am signing it voluntarily. By signing the letter, I understand that the parties are agreeing to arbitration for any disputes as set forth above.

Agreed and Accepted:

Understood and accepted:

/s/ Marilyn J. Wasser
Marilyn J. Wasser

2/26/2019
Date

cc:	Ryan Schneider
HR File

Enclosures